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                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                 RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

        Pursuant to authority conferred upon the Board of Directors of First Seismic Corporation, a Delaware Corporation (the "Corporation") by its Certificate of Incorporation, such Board of Directors duly adopted a resolution on November 17, 1999 providing for the issuance of a series of 185,000 shares of the Corporation's Preferred Stock, $1.00 par value ($10.00 liquidation value) per share, to be designated "Series B Preferred Stock", and fixing the voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof The following is a Certificate of Designation, Preferences, Rights and Limitations to reflect such resolution:

                There shall be established and authorized for issuance a series of the Corporation's Preferred Stock, $1.00 par value per share, designated "Series B Preferred Stock" (herein referred to as "Series B Preferred Stock"), consisting of 185,000 shares, each with the par value of $1.00 (liquidation value of $10.00) per share, and having the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions set forth below:

1.      CERTAIN DEFINITIONS.

        Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

        CHANGE OF CONTROL. The term "Change of Control" shall mean the first to occur of the following: (i) the acquisition by any Person of the power, directly or indirectly, to vote or direct the voting of securities having more than fifty percent (50%) of the ordinary voting power for the election of directors of the Corporation or (ii) the acquisition by any Person of capital stock of the Corporation that would entitle such Person upon the liquidation of the Corporation to a majority of the proceeds attributable to the holders of the Corporation's capital stock assuming all shares that are convertible or exchangeable for Common Stock or other capital stock were so converted or exchanged immediately prior to such liquidation.

        COMMON STOCK. The term "Common Stock" shall mean the common stock of the Corporation, par value $0.01.

        EXCLUDED STOCK. The term "Excluded Stock" shall mean shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock in each case which is subject to Section 5(c)(i), or upon conversion of shares of the Corporation's Preferred Stock and (ii) shares of Common Stock to be issued to employees, directors, consultants and advisors of the Corporation.

        ISSUE DATE. The term "Issue Date" shall mean the date upon which shares of Series B Preferred Stock are issued.


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        JUNIOR STOCK. The term "Junior Stock" shall mean any other class or series of stock of the Corporation (i) not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock shall have been so paid or declared and set apart for payment, (ii) not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up, or (iii) not entitled to redemption until the Series B Preferred Stock shall have been redeemed in full. Junior Stock shall include Common Stock.

        LIQUIDATION PREFERENCE. The term "Liquidation Preference" shall mean $10.00 per share.

        PARITY STOCK. The term "Parity Stock" shall mean any other class or series of stock of the Corporation entitled to (a) redemption (b) receive payment of dividends or (c) receive assets upon the liquidation, dissolution or winding up the affairs of the Corporation, on a parity with the Series B Preferred Stock. Parity Stock shall include Series A Preferred Stock of the Corporation.

        PERSON. The term "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

        QUALIFIED PUBLIC OFFERING. The term "Qualified Public Offering" shall mean the first closing after the date of issuance of the Series A Preferred Stock and following the relisting of the Common Stock on the Nasdaq National Market or other national exchange of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public generally, for which the net proceeds to the Corporation are not less than $10 million, and pursuant to which such Common Stock is authorized and approved for listing on the Nasdaq National Market or such other national exchange.

        REDEMPTION PRICE. The term "Redemption Price" shall mean the per share price to be paid upon redemption of the Series B Preferred Stock, which shall equal the Liquidation Preference, plus accrued and unpaid dividends (including any accrued but unpaid dividends thereon) to and including the Redemption Date.

        RESTRICTED PAYMENT. The term "Restricted Payment" shall mean (i) any dividend or other distribution on any shares of Junior Stock (other than dividends or distributions payable solely in shares of such Junior Stock), or
(ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of Junior Stock or (b) any option, warrant, convertible or exchangeable security or other right to acquire shares of Junior Stock.

        SENIOR STOCK. The term "Senior Stock" shall mean any other class or series of stock of the Corporation ranking senior to the Series B Preferred Stock in respect of the right to (a) redemption, (b) receive payment of dividends or (c) receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation.

        SUBSIDIARY. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which


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any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

2.      DIVIDENDS.

        The holders of Series B Preferred Stock shall be entitled to receive dividends only if, and to the extent, declared by the Board of Directors in its sole discretion.

3.      DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

        In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Common Stock or to holders of any Junior Stock, the holders of the Series B Preferred Stock shall be entitled to be paid the Liquidation Preference on all outstanding shares of the Series B Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued but unpaid dividends (including any accrued but unpaid dividends thereon), if any, to such date, and no more. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation shall be distributed among the holders of the Series B Preferred Stock and the holders of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 3.

4.      REDEMPTION BY THE CORPORATION.

        (a) On or after the Issue Date, the Corporation may, at its option, redeem in cash at any time in whole or in part the Series B Preferred Stock at the Redemption Price per share or such lesser amount as the Corporation and 100% of the Holders of shares of Series B Preferred Stock shall agree. If the Corporation exercises its option to redeem any or all shares of Series B Preferred Stock prior to three (3) years from the Issue Date, the Redemption Price shall include an amount equal to dividends of 6% per annum for each share of Series B Preferred Stock to be redeemed, which dividends shall be deemed to accrue and accumulate from the Issue Date to the Redemption Date.

        (b) Notice of redemption of the Series B Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as they shall appear on the records of the Corporation, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares and of the date of redemption,
(ii) stating the date on which the shares cease to be convertible, and the Conversion Price (as defined herein) and (iii) the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor.

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        (c) If notice of redemption shall have been given as herein provided each holder of shares called for redemption shall be entitled to all preferences, relative and other rights accorded by this resolution until and including the Redemption Date.

        5. CONVERSION RIGHTS. The Series B Preferred Stock shall be convertible into Common Stock as follows:

        (a) CONVERSION AT HOLDER'S OPTION. The holder of any shares of the Series B Preferred Stock shall have the right at such holder's option, at any time after the Issue Date and without the payment of any additional consideration, to convert any or all of such shares of the Series B Preferred Stock into fully paid and nonassessable shares of Common Stock upon the terms hereinafter set forth.

        (b) NUMBER OF SHARES. In the event of a conversion pursuant to subparagraph 5(a) above, each share of the Series B Preferred Stock so converted shall be converted into 10 fully paid and nonassessable shares of Common Stock (the "Conversion Rate") upon satisfaction of the requirements set forth in subparagraph 5(h). Such initial Conversion Rate shall be subject to adjustment in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

        (c) CONVERSION RATE ADJUSTMENTS. The Conversion Rate shall be subject to adjustment from time to time as follows:

                (i) STOCK DIVIDENDS, SUBDIVISIONS, ISSUANCES RECLASSIFICATIONS OR COMBINATIONS. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of the Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

                (ii) COMMON STOCK ISSUED AT LESS THAN CONVERSION RATE. If the Corporation issues or sells any Common Stock other than Excluded Stock without consideration or for a consideration per share less than (x) the Conversion Rate in effect immediately prior to such issuance or sale divided by (y) the Liquidation Value, then the Conversion Rate in effect immediately prior to each such issuance or sale will immediately (except as provided below) be increased to the rate determined by multiplying the Conversion Rate in effect immediately prior to such issuance or sale by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale and (2) the denominator of which shall be (i) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued or sold would purchase at a price equal to (x) the Conversion Rate in effect immediately prior to such

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        issuance or sale divided by (y) the Liquidation Value. For the purposes of any adjustment of the Conversion Rate pursuant to this Section 5(c)(ii) the following provisions shall be applicable:

                        (A) in the case of the issuance of Common Stock for
                cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

                        (B) in the case of the issuance of Common Stock
                (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board, irrespective of any accounting treatment;

                        (C) in the case of the issuance of (a) options, warrants
                or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                            (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(c)(ii)(A) and (B)), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                            (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 5(c)(ii)(A) and
                                 (B)), if any, to be received by the
                                 Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options,

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                                 warrants or rights to purchase or acquire such
                                 convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                            (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Conversion Rate as then in effect shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                            (4) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Rate shall have been adjusted upon the issuance thereof, the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                            (5)  if the Conversion Rate shall have been
                                 adjusted upon the issuance of any such
                                 options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Rate shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;

                PROVIDED, HOWEVER, that no decrease in the Conversion Rate shall be made pursuant to subclauses (1) or (2) of this Section 5(c)(ii)(C).

                (iii) OTHER DISTRIBUTIONS. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Corporation or any subsidiary or (iii) of assets (including cash but excluding dividends or distributions referred to in subparagraph 5(c)(i) above), or (iv) of rights or warrants, in each case the Conversion Rate in effect immediately prior thereto shall be increased immediately thereafter to the rate determined by dividing the Liquidation Preference by the quotient obtained by dividing (1) an amount equal to the difference resulting from (A) the number of shares of Common Stock outstanding on such record date multiplied by the Liquidation Preference divided by the Conversion Rate on such record date, less (B) the fair market value (as determined by the Board, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the sum of the number of shares of Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Rate then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Rate which would then be in effect if such record date had not been fixed.

                (iv) ROUNDING OF CALCULATIONS; MINIMUM ADJUSTMENT. All calculations under this subparagraph 5(c) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Paragraph 5 to the contrary notwithstanding, no adjustment in the Conversion Rate shall be made if the amount of such adjustment would be less than 1% of the then current Conversion Rate; but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1% or more.

                (v) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON
        CERTAIN ADJUSTMENTS. In any case in which the provisions of this subparagraph 5(c) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of the Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph 5(d); PROVIDED that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

        (d) FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price, as defined in subparagraph 5(e) below.

        (e) CURRENT MARKET PRICE. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for twenty (20) consecutive trading days ending three (3) trading days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 20 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported

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sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

        (f) STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Rate shall be adjusted as provided in subparagraph 5(c), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of the Series B Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 5(g).

        (g) NOTICE TO HOLDERS. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion
Rate), (i) or (ii) of subparagraph 5(c), or described in subparagraph 5(k), the Corporation shall give notice to each holder of shares of the Series B Preferred Stock, in the manner set forth in subparagraph 5(g), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

        (h) MECHANICS OF CONVERSION. The holder of any shares of the Series B Preferred Stock may exercise the conversion right specified in subparagraph 5(a) by surrendering to the Corporation the certificate or certificates representing the shares of the Series B Preferred Stock to be converted, accompanied by written notice specifying the number of such shares to be converted. If the certificate representing shares of Common Stock issuable upon conversion of shares of the Series B Preferred Stock is to be issued in a name other than the name on the face of the certificate representing such shares of the Series B Preferred Stock, such certificate shall be accompanied by such evidence of the assignment and such evidence of the signatory's authority with respect thereto as deemed appropriate by the Corporation and such certificate shall be endorsed directly or through stock powers to the Corporation or in blank. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert pursuant to subparagraph 5(a) and of certificates representing the shares being converted is made

(the "Conversion Date"). As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled upon such conversion. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered. The Corporation shall pay on any Conversion Date all accrued and unpaid dividends (including any accrued but unpaid dividends thereon) to and including such date on all shares of Series B Preferred Stock to be so converted.

        (i) TREASURY STOCK. For the purposes of this Paragraph 5, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

        (j) COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance of delivery of shares of Common Stock upon conversion of any shares of the Series B Preferred Stock; PROVIDED that the Corporation shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series B Preferred Stock in respect of which such shares are being issued.

        (k) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE. In case of any consolidation with or merger of the Corporation with or into another corporation or other entity, or in case of any sale, lease or conveyance to another corporation or other entity of the assets of the Corporation as an entirety or substantially as an entirety, each share of the Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance, as if the Series B Preferred Stock were then optionally convertible or mandatorily convertible, as the case may be) upon conversion of such share of the Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of the Series B Preferred Stock (including without limitation the definition of Current Market Price) shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series B Preferred Stock.

6.      VOTING RIGHTS.

        So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least 50% of the voting power of the Series B Preferred Stock then outstanding, acting separately as one class: (i) amend, alter or repeal any of the provisions of this Certificate of Designation, (ii) authorize or issue any Parity or Senior Stock; or (iii) make any Restricted Payment.

7.      EXCLUSION OF OTHER RIGHTS.

        Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting rights, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

8.      HEADINGS OF SUBDIVISIONS.

        The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.      SEVERABILITY OF PROVISIONS.

        If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10.     STATUS OF REACQUIRED SHARES.

        Shares of Series B Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     IN WITNESS WHEREOF, this Certificate has been duly executed by the undersigned President and Secretary of the Corporation this [22] day of October 1999.



                                             FIRST SEISMIC CORPORATION



                                             By: /s/ Rogers E. Beall
                                                ------------------------------
                                                Rogers E. Beall
                                                ------------------------------
                                                President


ATTEST:



/s/ Walter H. Walne
----------------------------------
Walter H. Walne
---------------
Secretary